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                                                                   EXHIBIT 28(f)


                      NOTICE OF RETENTION BONUS STOCK AWARD
                              GRANTED MAY 30, 2000
                                ("Grant Notice")

To Charles C. Conaway

Pursuant to Section 10(e) of the employment agreement dated May 30, 2000 between Kmart Corporation (the "Company") and you (the "Employment Agreement"), you are hereby granted the following award:

1. Grant of Award. The Company agrees to issue the following shares of the Company's common stock (the "Stock"), upon each of the first through the fifth annual anniversary dates of the date of grant (each, an "Anniversary Date"), subject to the terms and conditions set forth herein:

         $1,000,000 in Stock (valued at the fair market value on each Anniversary Date, using the closing price of the Stock on the New York Stock Exchange on the trading date immediately preceding each Anniversary Date).

2. Issuance of Stock. As soon as practicable, following each Anniversary Date on which you are employed by the Company, the Company will cause to be issued the shares of Stock described in Paragraph 1 above. Subject to the terms and conditions set forth herein, these shares shall be issued to you free of all restriction.

3. Possible Offset and Reduction. This award of Stock is subject to the offset and reduction provisions set forth in Section 10(g) of the Employment Agreement.

4. Change in Control. In the event of a Change in Control (as defined in the Employment Agreement), except as otherwise provided herein, any unissued shares of the Stock described in Paragraph 1 shall immediately become vested in full and shall be issued to you free of all restriction as soon as practicable.

5. SEC Registration. As soon as practicable, the Company shall file a registration statement on Form S-8 (or any successor form) with the SEC under the Securities Act of 1933 covering the issuance of the shares of Stock issuable hereunder and shall maintain the effectiveness of such registration statement until you sell all of the shares of Stock issued hereunder or legal counsel advises that you are free to sell such Stock without registration.

6. Withholding Tax. Notwithstanding anything to the contrary in this Grant Notice, the obligations of the Company to issue


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shares of Stock hereunder shall be contingent upon your satisfaction of all applicable withholding tax requirements. Such issuance shall be subject to the reduction in the number of shares, if necessary, to comply with applicable withholding tax obligations.

         You may elect, in such form and at such time as the Company may prescribe, to satisfy any tax required to be withheld under applicable federal, state or local law upon issuance of the stock, in whole or in part, by either having the Company withhold whole shares of Kmart Corporation Common Stock or by delivering other whole shares of Kmart Corporation Common Stock owned by you for at least six months, having a Fair Market Value (as such Capitalized Term is defined in the Kmart Corporation 1997 Long-Term Equity Compensation Plan) equal to the amount withheld.

7. General. The validity and construction of this Grant Notice shall be governed by the Laws of the State of Michigan without reference to the principles of conflicts of laws.

         This grant is not made pursuant to the Kmart Corporation 1997 Long-Term Equity Compensation Plan, however, except as expressly set forth herein or in the Employment Agreement, this Grant Notice shall be governed by the terms of such Plan; provided, however, that Section 13.3 of the Plan shall be expressly disregarded for purposes of this Grant Notice. If there is any conflict between such Plan and this Grant Notice, this Grant Notice shall govern. If there is any conflict between the Employment Agreement and either the Grant Notice or the Plan (including, but not limited to Section 13.3), the Employment Agreement shall govern.

         The obligation of the Company to issue and deliver shares of Stock under this grant is specifically subject to all applicable laws, rules and regulations and required governmental approvals. The Company shall use reasonable best efforts to obtain such approvals as promptly as practicable.


                                         Kmart Corporation



                                         By:    /s/ N.W. LaDuke
                                              -------------------------
Accepted and agreed:



  /s/ Charles C. Conaway
-------------------------
   Charles C. Conaway